UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 2, 2007

Centennial Bank Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 300
Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-296-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.*

Item 7.01   Regulation FD Disclosure.*

On August 2, 2007, the Company agreed to settle the Barnes litigation, an action filed against its wholly owned subsidiary, Guaranty Bank and Trust Company, and a former officer in the Denver District Court, Denver, Colorado by investors who provided funds to William G. Hoover, the Will Hoover Company or related entities.  Further information regarding the Barnes litigation can be found in the Company’s Form 10-Q for the quarterly period ended March 31, 2007.  In connection with the settlement, the Company incurred a pre-tax charge of approximately $6.5 million, net of insurance coverage.  The settlement is subject to the execution by the parties of a mutually agreeable settlement agreement and the dismissal of the action with prejudice.  The settlement does not constitute an admission of liability or responsibility on the part of Guaranty Bank or its former officer, or an admission of the truth or validity of any allegations or claims made by the Hoover investors.

Due to this subsequent event, the Company’s financial results for the quarter ended June 30, 2007 previously announced in the Company’s press release dated July 24, 2007, as furnished with its Form 8-K filed on July 25, 2007, will be revised and reported in the Company’s Form 10-Q for the quarterly period ended June 30, 2007, which the Company expects to file by August 9, 2007.  The Company expects to report a second quarter 2007 net loss of $6.8 million, or $0.13 per basic and diluted share, and a net loss of $1.4 million, or $0.03 per basic and diluted share, for the six months ended June 30, 2007.

The financial information contained in this Form 8-K supersedes the financial information contained in the July 24, 2007 press release, as furnished with its Form 8-K filed on July 25, 2007.

*                    The information furnished under Items 2.02 and 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference in any registration statement or other filings of Centennial Bank Holdings, Inc. under the Securities Act of 1933, as amended, except as shall be set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Executive Vice President, General Counsel and Secretary

Date:  August 7, 2007